Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

First Look Studios, Inc.
Hollywood, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated June 15, 2006, relating to the 2005 consolidated financial statements of First Look Studios, Inc., which is contained in that Prospectus, and of our report dated June 15, 2006, relating to the 2005 schedule, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Los Angeles, California

August 11, 2006